Exhibit 10.2

Viavi Solutions Inc.

430 N. McCarthy Boulevard

Milpitas, California 95035

Richard Belluzzo

Dear Rick,

On behalf of the Board of Directors (the “Board”) of Viavi Solutions Inc. (sometimes hereafter referred to as “Viavi” or the “Company”), it is my pleasure to confirm our offer of employment to you as Interim Chief Executive Officer (“Interim CEO”) of Viavi. The Company acknowledges that you currently serve as Chairman of the Board of Directors of Viavi (the “Board”) and authorizes your continued service on the Board.

Your new employment with Viavi will commence as of August 11, 2015 (the “Commencement Date”), and end: on the date a permanent chief executive officer (“CEO”) commences employment unless earlier terminated by a vote of the majority of independent directors (the “Termination Date”).

This is a regular full-time position. Your principal work location will be at Viavi’s corporate headquarters in Milpitas, California. You will report to the Viavi Board. You understand and agree that this position may require regular travel in the U.S. In addition to reimbursing you for all reasonably necessary business expenses, the Company will reimburse you for reasonable lodging, travel, and automobile expenses to and from the Milpitas area starting on the Commencement Date and continuing through one month after the Termination Date, subject to applicable taxes, withholdings, and deductions.

Your base salary will be $600,000 per year, less required taxes, withholdings, and deductions payable bi-weekly at the approximate rate of $23,076.92. Should your employment terminate upon a permanent CEO commencing employment prior to you having completed four months of service as Interim CEO, on the next payroll date occurring at least ten business days following the Termination Date, the Company will pay you a lump sum equal to four months’ base salary minus your earnings through the Termination Date, subject to all applicable withholdings and deductions.

You will also be paid a cash bonus equal to 100% of your base salary, which will accrue monthly at a rate of $50,000 per month. Once a permanent CEO commences employment, on the next payroll date occurring at least ten business days following the Termination Date, the Company will pay you the accrued bonus including a pro rata portion of your last month’s bonus, with a minimum portion equal to four months’ bonus.

Subject to approval of the Viavi Board, you will be granted a restricted stock unit (“RSU”) award on August 14, 2015 as follows:

•	Number of RSUs equal to (a) $400,000 divided by (b) the officially-quoted closing selling price of the Company’s common stock on the NASDAQ on the date of grant (“Grant Date”), rounded to the nearest whole share (the “Award”).

•	The Award vests in full on the earlier of (a) the first anniversary of the Grant Date provided that you remain a service provider to the Company (b) the date your employment terminates upon a permanent CEO commencing employment, or (c) immediately prior to the closing of a Change in Control (as defined below).

•	The Award will be on the terms described above and such other terms as set forth in the form of RSU Award Notice for employees most recently adopted by the Board.

•	The Award will have no impact on the vesting of any other RSUs or equity you have been awarded during your service to the Company.

You will not receive any compensation under Viavi’s non-employee director compensation program while you are employed as the Interim CEO, though you will be entitled to a portion of your director fees in accordance with Viavi’s non-employee director compensation program for the first fiscal quarter of 2016, prorated through August 10, 2015.

For purposes of this letter, “Change of Control” means: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of Company that, together with stock of Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the then outstanding stock of Company entitled to vote generally in the election of the members of Company’s Board of Directors; (ii) a merger or consolidation in which Company is not the surviving entity, except for a transaction in which both (A) securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned Company common stock immediately prior to such merger or consolidation and (B) the members of Company’s Board of Directors immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board of Directors of the surviving entity or its parent entity immediately after such merger or consolidation; (iii) any reverse merger in which Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, Company common stock immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting power of Company’s outstanding securities or (B) the members of the Existing Board do not constitute a majority of the Board of Directors of the Company’s parent entity immediately after such reverse merger; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of Company (other than a sale, transfer or other disposition to one or more subsidiaries of Company).

This position is an exempt position, which means you are paid for the job and not by the hour. You will be eligible for Viavi’s comprehensive benefit program including health, vision, dental and life and disability insurance benefits on the same basis as all other eligible U.S. employees of Viavi. You will be eligible to participate in the Company’s 401(k) Retirement Plan, Employee Stock Purchase Plan (ESPP) and the Company’s standard paid time off, paid holidays, flexible spending accounts for child and health care programs in accordance with their terms. Additional benefit information is available from our Human Resources Department.

Your employment with Viavi is “at will” and is for no specified period. As a result, you will continue to be free to resign at any time, for any reason, or for no reason at all. Similarly, the Company will be free to conclude its at-will employment relationship with you at any time, with or without notice or cause. This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment may be terminated and supersedes any prior agreement or representation. If any of its terms conflict with any practice or policy of Viavi, now or in the future, these terms will control and may not be changed except by written agreement signed by an authorized representative of the Company.

The Company and you intend that this letter agreement (and all payments and other benefits provided under this agreement) be exempt from the requirements of Section 409A of the Code and the regulations and ruling issued thereunder (collectively “Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments, the Company and you intend that this agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this agreement to the contrary, this agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this agreement to the contrary:

(a) No amount payable pursuant to this agreement on account of your termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until you have incurred a “separation from service” within the meaning of Section 409A. Furthermore, to the extent that you are a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by Company from time to time, or if none, the default methodology) as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service shall paid to you before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid in a lump sum on the Delayed Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the Delayed Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this agreement.

(b) The Company and you intend that any right you have to receive installment payments hereunder shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(c) With regard to any provision in this agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this agreement that does not constitute a “deferral of compensation,” within the meaning of Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d) The Company intends that income provided to you pursuant to this agreement will not be subject to taxation under Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this agreement.

The validity, interpretation, enforceability, and performance of this letter agreement shall be governed by and construed in accordance with the laws of the State of California. If any provision of this letter agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this letter agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. You acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this letter agreement, and (b) that you have read and understand this letter agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment and not on any representations or promises other than those contained in this letter agreement.

If the terms and conditions of this offer are acceptable to you as defined in this letter, please indicate your acceptance by signing and returning a signed duplicate copy of this letter to [•] by close of business on [●].

Rick, the Board is pleased to provide you with this offer, and we look forward to your assumption of the leadership of the Company and joining us as Interim CEO.

On behalf of the Board of Directors of Viavi Solutions Inc.,

/s/ Michael Burkhard 8/19/15
Michael Burkhard Vice President, Human Resources Viavi Solutions Inc.

I accept the offer of employment as Interim Chief Executive Officer Viavi Solutions Inc. (“Viavi”) under the terms described in this letter. I acknowledge that this letter agreement is the complete agreement concerning my employment and supersedes all prior or concurrent agreements and representations except as explicitly stated herein and may not be modified in any way except in writing executed by an authorized agent of Viavi.

/s/ Richard E. Belluzzo	8/13/15
Richard E. Belluzzo	Date